Exhibit 23.1.1

Independent Auditor’s Consent

The General Partner of CVR Refining, LP

We consent to the use of our report dated March 30, 2010, with respect to the consolidated balance sheet of Gary-Williams Energy Corporation of December 31, 2009, and the related consolidated statements of operations, changes in shareholder’s equity, comprehensive income (loss) and cash flows for each of the years in the two year period ended December 31, 2009, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

September 28, 2012